Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter 2015 Financial Results

Company Exceeds Outlook on Comparable Store Sales and EPS, Maintains Targets for Fiscal 2015

Key Strategic Initiatives on Track for Full Rollout in 2015 and Having a Notable Impact

Dallas, TX — July 7, 2015 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter of fiscal 2015 ended May 30, 2015.

•                  Company comparable store sales for the first quarter of fiscal 2015 were down 0.9% compared to first quarter of fiscal 2014, exceeding the Company’s stated outlook for the first quarter of down 3% to 4%. Excluding lost sales due to West Coast port delays, estimated at 1 percentage point, comparable store sales would have been approximately flat for the quarter.

•                  Consolidated net sales were $169.8 million, down 2.1%; however, consolidated net sales were up 0.9% after converting Elfa’s net sales results from Swedish krona to U.S. dollars using the prior year’s conversion rate for both periods. Due to the strengthening of the U.S. dollar against the Swedish krona, the conversion of Elfa’s net sales into U.S. dollars resulted in a reduction of approximately $5.2 million for the quarter.

•                  The Company exceeded its stated outlook for the first quarter of ($0.12) to ($0.14) per share with a net loss of ($0.11) per share or $5.2 million in the first quarter of fiscal 2015 compared to a net loss of $3.6 million or ($0.07) per share for the first quarter of fiscal 2014. Net loss of approximately ($0.03) per share for the first quarter of 2015 is attributable to spend for key strategic initiatives and lost sales due to the West Coast port delays. The Company’s first quarter historically represents approximately 20% of its sales and also typically generates a net loss.

•    The Company opened its first of 10 planned stores for fiscal 2015 — in Tucson, AZ — to end the quarter with 71 stores and is on track to achieve its targeted 12% square footage growth for fiscal 2015.

“Our first quarter financial performance exceeded our expectations, as we delivered better than forecasted comparable store sales and improved gross margin,” said Kip Tindell, Chairman and Chief Executive Officer. “The implementation of our three major strategic initiatives — TCS Closets, Contained Home and POP! — remains on track, as planned, and we’re encouraged by the start of the ‘snowballing effect’ on their results. As we expected, we’ve seen that, in general, our stores with the strongest comparable store sales increases are the ones that have had TCS Closets and Contained Home the longest. In fact, if we isolate our seven Dallas-area stores, TCS Closets alone added three percentage points of incremental comparable store sales to those stores in the first quarter of fiscal 2015. We remain confident in, and are maintaining, our previously stated sales and EPS outlook for the fiscal year.”

•                  TCS ClosetsTM: The Company is pleased with the rollout of its new custom closet collection, with the average ticket continuing to exceed $10,000 since launch — greatly exceeding the Company’s day-to-day average ticket of approximately $60. With each store’s TCS Closets rollout, the Company is experiencing more rapid acceptance and action by customers and employees alike. The Company believes this shorter timeframe between launch and a store’s first sales is a result of the refinements and enhancements in training support, in-store displays, the selling process and overall customer experience. In addition, more than 90% of TCS Closets customers have made a subsequent purchase since buying a TCS Closet. The Company is encouraged by the synergistic relationship between TCS Closets and The Container Store’s best-selling product elfa® shelving and drawer system, both of which are located in the Company’s custom closet section of its stores. As the Company expected, there is a positive sales trend in both elfa® sales and elfa® average ticket in the stores that have had TCS Closets the longest.

TCS Closets was available in the planned 36 stores at the end of the first quarter and is on track to roll out to all current and new stores by the end of fiscal 2015:

Q2	23 stores in Southern CA, Denver, Florida, Phoenix, San Francisco/Bay Area, Las Vegas, Salt Lake City, St Louis, Indianapolis, Cincinnati and Columbus
Q3	9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4	3 stores in Seattle and Portland

The Company has launched a national marketing campaign to support TCS Closets, which includes advertising in home design magazines, direct mail, online presence, social media, special events and public relations.

•                  Contained HomeSM:  The Company’s in-home organization service was available in the planned 47 stores at the end of the first quarter and is also on track to roll out to all current and new stores by the end of fiscal 2015.  Average ticket is approximately $2,500 program-to-date.

Q2	12 stores in Florida, Phoenix, Las Vegas, St Louis, Indianapolis, Cincinnati and Columbus
Q3	9 stores in Philadelphia, Atlanta, Charlotte, Raleigh, Nashville, Little Rock and Minneapolis
Q4	3 stores in Seattle and Portland

The Company is rapidly contracting with additional Contained Home organizers and is now up to approximately 130 organizers to date. Satisfaction with Contained Home is high, with over 90% of customers giving the service a 4 or 5 out of 5 stars on the Company’s follow up survey. Contained Home will also be supported by a national marketing campaign, which includes advertising in home design magazines, direct mail, online presence, social media and public relations.

•                  POP! Perfectly Organized Perks®: The Container Store’s new customer engagement program has reached over 2 million members (POP! Stars) since launching in July 2014 and is adding about 25,000 members each week. As the Company enters the next phase of the program, it will further capitalize on its consumer data in order to create deeper, one-on-one, customized connections, offers and conversations with its customers.

New stores

The Company opened a store in Tucson, AZ (Tucson Mall) on May 30th and completed its first store opening for the second quarter on June 27th in Overland Park, KS (Hawthorne Plaza). In total, including the two aforementioned locations, the Company plans to open 10 new stores, including one relocation, in fiscal year 2015:

•                  July 18th — Columbus, OH (Easton Gateway) Relocation

•                  August 15th — Yonkers, NY (Ridge Hill)

•                  September 12th — Milwaukee, WI (Mayfair Mall)

•                  September 26th — Phoenix, AZ (The Shops at Town and Country)

•                  October 17th — Christiana, DE (Christiana Fashion Center)

•                  November 14th — Oxnard, CA (The Collection at River Park)

•                  January 30, 2016 — Sacramento, CA (Howe Bout Arden)

•                  February 20, 2016 — Alpharetta, GA (Avalon)

First Quarter 2015 Results

For the first quarter ended May 30, 2015, on a consolidated basis:

•                  Net sales were $169.8 million, down 2.1% as compared to the first quarter of fiscal 2014; however, net sales were up 0.9% after converting Elfa’s third-party net sales results from Swedish krona to U.S. dollars using the prior year’s conversion rate for both periods. The strengthening of the U.S. dollar against the Swedish krona led to a negative conversion impact of $5.2 million in the first quarter of fiscal 2015. Net sales in The Container Store retail business were $152.7 million, up 2.0% as compared to the first quarter of fiscal 2014. The increase in net sales was driven by new store sales, which more than offset the comparable store sales operating measure decline of 0.9%. In local currency, Elfa third-party net sales declined 5.8%, primarily due to lower sales in Russia and Norway.

•                  Gross margin was 58.5%, an increase of 40 basis points compared to the first quarter of fiscal 2014. The Container Store retail business gross margin remained stable at 58.2% as the impact of the stronger U.S. dollar on gross margin was offset by a shift in timing of elfa® product offers and the introduction of everyday free shipping on orders over $75, combined with a shift in product and services mix. Elfa gross margin declined 160 basis points primarily due to higher freight costs. On a consolidated basis, gross margin increased as the decline in Elfa gross margin was more than offset by the stability in The Container Store retail business gross margin, due to a larger percentage of net sales coming from The Container Store retail business.

•                  Selling, general and administrative expenses (“SG&A”) increased by 3.3% to $93.9 million from $90.9 million in the first quarter of fiscal 2014. SG&A as a percentage of net sales increased 290 basis points primarily due to the impact of a larger percentage of total net sales coming from The Container Store retail business, combined with increased healthcare costs, the expected increased costs related to strategic initiatives, and deleveraging of occupancy costs.

•                  Net interest expense decreased to $4.2 million from $4.3 million in the first quarter of fiscal 2014.

•                  The effective tax rate for the first quarter of fiscal 2015 was 36.7%, as compared to 35.0% in the first quarter of fiscal 2014. The increase in the effective tax rate is primarily due to a greater portion of our projected annual earnings expected to come from the U.S., which has a higher tax rate than our foreign subsidiaries.

•                  U.S. generally accepted accounting principles (“GAAP”) net loss was $5.2 million, or ($0.11) per diluted share, in the first quarter of fiscal 2015 compared to net loss of $3.6 million, or ($0.07) per diluted share in the first quarter of fiscal 2014. The non-GAAP measures of adjusted net loss and adjusted net loss per diluted share were the same as the respective GAAP measures in the first quarter of fiscal 2015 and the first quarter of fiscal 2014 as there were no reconciling items present in these periods (see GAAP/Non-GAAP reconciliation table).

•                  Adjusted EBITDA was $4.8 million in the first quarter of fiscal 2015 compared to $10.2 million in the first quarter of fiscal 2014 (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights:

(In thousands)	May 30, 2015	May 31, 2014
Cash	$9,829	$8,610
Total debt	$346,243	$361,576
Liquidity*	$82,709	$68,790

*Cash plus availability on revolving credit facilities

Outlook

For fiscal 2015, consolidated net sales are expected to be $800 to $815 million, based on the Company’s expected store openings and a comparable store sales change of -2% to 0%. Net income is expected to be $0.30 to $0.38 per diluted common share based on estimated diluted common shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full year. Adjusted EBITDA is expected to be between $85 and $91 million.

This outlook incorporates approximately $4.5 million of expenses, or $0.06 per diluted common share, associated with the implementation of the above outlined key strategic initiatives.

Conference Call Information

A conference call to discuss first quarter fiscal 2015 financial results is scheduled for today, July 7, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517). The pin number to access the telephone replay is 13612302. The replay will be available through July 14, 2015 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding the new POP!, Contained Home and TCS Closets programs, including without limitation plans to roll out TCS Closets and Contained Home to all stores in fiscal 2015 and plans to create deeper relationships with customers in connection with POP!, expectations for new store openings and relocations, guidance regarding annual square footage growth, and statements regarding our anticipated financial performance, expenses and liquidity.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our three major initiatives — POP!, Contained Home and TCS Closets — in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; the risk that our operating and financial performance in a given period will not meet the guidance we provided to the public; the risk that significant new business initiatives may not be successful; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to lease space on favorable terms; fluctuations in currency exchange rates; risks related to a security breach or cyber-attack of our website or information technology systems, and other damage to such systems; effects of competition on our business; our inability to effectively manage our online sales; risks related to our inability to obtain capital on satisfactory terms or at all; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; material damage to or interruptions in our information technology systems; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 8, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 72 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,500 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 16 years in a row. Visit containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles and devotion to Conscious Capitalism, visit the retailer’s culture blog at whatwestandfor.com or read Chairman & CEO Kip Tindell’s new book UNCONTAINABLE: How Passion, Commitment, and Conscious Capitalism Built a Business Where Everyone Thrives (available at The Container Store, uncontainable.com and anywhere books are sold).

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	May 30,	February 28,	May 31,
(In thousands, except share and per share amounts)	2015	2015	2014
Assets
Current assets:
Cash	$9,829	$24,994	$8,610
Accounts receivable, net	21,929	24,319	29,267
Inventory	103,619	83,724	94,626
Prepaid expenses	6,476	7,895	7,953
Income taxes receivable	908	1,698	600
Deferred tax assets, net	3,256	3,256	3,967
Other current assets	10,686	11,056	10,958
Total current assets	156,703	156,942	155,981
Noncurrent assets:
Property and equipment, net	170,851	169,053	164,779
Goodwill	202,815	202,815	202,815
Trade names	228,593	229,433	240,021
Deferred financing costs, net	7,253	7,742	9,210
Noncurrent deferred tax assets, net	2,186	1,739	1,179
Other assets	1,622	1,333	1,211
Total noncurrent assets	613,320	612,115	619,215
Total assets	$770,023	$769,057	$775,196
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$57,035	$48,904	$47,846
Accrued liabilities	52,991	59,891	54,420
Revolving lines of credit	7,407	2,834	23,529
Current portion of long-term debt	5,274	5,319	5,741
Income taxes payable	5	2,188	640
Deferred tax liabilities, net	—	—	29
Total current liabilities	122,712	119,136	132,205
Noncurrent liabilities:
Long-term debt	333,562	326,775	332,306
Noncurrent deferred tax liabilities, net	79,843	82,965	82,638
Deferred rent and other long-term liabilities	37,764	38,319	36,354
Total noncurrent liabilities	451,169	448,059	451,298
Total liabilities	573,881	567,195	583,503

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,983,804 shares issued and outstanding at May 30, 2015; 47,983,660 shares issued and outstanding at February 28, 2015; 47,974,829 shares issued and outstanding at May 31, 2014	480	480	480
Additional paid-in capital	855,648	855,322	854,174
Accumulated other comprehensive loss	(19,189)	(18,342)	(1,111)
Retained deficit	(640,797)	(635,598)	(661,850)
Total shareholders’ equity	196,142	201,862	191,693
Total liabilities and shareholders’ equity	$770,023	$769,057	$775,196

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share	Thirteen Weeks Ended
and per share amounts)	May 30, 2015	May 31, 2014
Net sales	$169,833	$173,438
Cost of sales (excluding depreciation and amortization)	70,505	72,586
Gross profit	99,328	100,852
Selling, general, and administrative expenses (excluding depreciation and amortization)	93,941	90,912
Stock-based compensation	328	277
Pre-opening costs	1,056	2,987
Depreciation and amortization	8,037	7,256
Other expenses	—	525
Loss on disposal of assets	5	100
Loss from operations	(4,039)	(1,205)
Interest expense, net	4,168	4,302
Loss before taxes	(8,207)	(5,507)
Benefit for income taxes	(3,008)	(1,928)
Net loss	$(5,199)	$(3,579)
Basic and diluted net loss per common share	$(0.11)	$(0.07)
Weighted-average common shares outstanding - basic and diluted	47,983,738	47,946,616

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Thirteen Weeks Ended
(In thousands)	May 30, 2015	May 31, 2014
Operating activities
Net loss	$(5,199)	$(3,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,037	7,256
Stock-based compensation	328	277
Excess tax benefit from stock-based compensation	—	(15)
Loss on disposal of property and equipment	5	100
Deferred tax benefit	(3,043)	(2,106)
Noncash interest	489	489
Other	83	—
Changes in operating assets and liabilities:
Accounts receivable	2,023	2,558
Inventory	(19,811)	(9,728)
Prepaid expenses and other assets	1,009	5,369
Accounts payable and accrued liabilities	4,415	(5,489)
Income taxes	(1,524)	(3,340)
Other noncurrent liabilities	(416)	445
Net cash used in operating activities	(13,604)	(7,763)

Investing activities
Additions to property and equipment	(13,332)	(13,418)
Proceeds from sale of property and equipment	188	—
Net cash used in investing activities	(13,144)	(13,418)

Financing activities
Borrowings on revolving lines of credit	13,967	18,334
Payments on revolving lines of credit	(9,327)	(9,961)
Borrowings on long-term debt	8,000	8,000
Payments on long-term debt	(1,320)	(5,172)
Proceeds from the exercise of stock options	3	587
Excess tax benefit from stock-based compensation	—	15
Net cash provided by financing activities	11,323	11,803

Effect of exchange rate changes on cash	260	(58)
Net decrease in cash	(15,165)	(9,436)
Cash at beginning of period	24,994	18,046
Cash at end of period	$9,829	$8,610

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$2,194	$2,098
Capital lease obligation incurred	$231	$—

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net loss, adjusted net loss per diluted common share, adjusted EBITDA and net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate. The Company believes the disclosure of net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance. The Company has reconciled all non-GAAP financial measures apart from net sales adjusted for currency exchange rate fluctuations with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that the non-GAAP financial measures used in this press release not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2015 quarterly and annual results on a comparable basis with its fiscal 2014 quarterly and annual results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net loss and adjusted net loss per diluted common share with the most directly comparable GAAP financial measures of GAAP net loss available to common shareholders and GAAP net loss per diluted common share.

Thirteen Weeks Ended
	May 30, 2015	May 31, 2014
Numerator:
Net loss available to common shareholders	$(5,199)	$(3,579)
Distributions accumulated to preferred shareholders	—	—
IPO-related stock-based compensation	—	—
IPO costs	—	—
Restructuring charges	—	—
Goodwill and trade name impairment	—	—
Gain on disposal of subsidiary and real estate	—	—
Loss on extinguishment of debt	—	—
Certain taxes	—	—
Adjusted net loss	$(5,199)	$(3,579)

Denominator:
Weighted average common shares outstanding — diluted	47,983,738	47,946,616

Adjusted net loss per diluted common share	$(0.11)	$(0.07)

The table below reconciles the non-GAAP financial measure adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net loss.

	Thirteen Weeks Ended
	May 30, 2015	May 31, 2014
Net loss	$(5,199)	$(3,579)
Depreciation and amortization	8,037	7,256
Interest expense, net	4,168	4,302
Income tax benefit	(3,008)	(1,928)
EBITDA	$3,998	$6,051
Pre-opening costs	1,056	2,987
Noncash rent	(691)	410
Stock-based compensation	328	277
Foreign exchange losses (gains)	45	(72)
Other adjustments	18	549
Adjusted EBITDA	$4,754	$10,202